CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-19589 on Form N-1A of our reports dated August 16, 2023, relating to the financial statements and financial highlights of Disciplined Core Value Fund, Disciplined Growth Fund, Equity Growth Fund, Global Gold Fund, Small Company Fund, and Utilities Fund, each a series of American Century Quantitative Equity Funds, Inc., appearing in the Annual Reports on Form N-CSR of American Century Quantitative Equity Funds, Inc. for the year ended June 30, 2023, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
October 26, 2023